Exhibit 4.1

364-DAY SECURED LIQUIDITY CREDIT FACILITY AGREEMENT

dated as of

December 31, 2008

Between

THE PROGRESSIVE CORPORATION,

as the Borrower,

and

NATIONAL CITY BANK,

as the Lender.

Up to $150,000,000 Revolving Facility

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Note

Exhibit B-1	Form of Notice of Borrowing

Exhibit B-2	Form of Notice of Continuation or Conversion

Exhibit C	Form of Control Agreement

Exhibit D	Form of Compliance Certificate

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THIS 364-DAY SECURED LIQUIDITY CREDIT FACILITY AGREEMENT (as hereafter amended, supplemented, amended and restated or otherwise modified, this “Agreement”) is entered into as of December 31, 2008 between (i) The Progressive Corporation, an Ohio corporation (the “Borrower”) and (ii) National City Bank, as the lender (the “Lender”).

RECITALS:

WHEREAS, for the purposes specified in Section 5.06(a) and subject to the terms and conditions of this Agreement, the Borrower desires to obtain from the Lender Loans pursuant to the Revolving Commitments.

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to make the Loans to the Borrower as set forth herein.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Lender to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the percentage of Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, if the Lender is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors or managers of such second Person (unless such Person is a Passive Investor) or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the Lender shall not in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Applicable Eurodollar Margin” means 25.00 basis points for Eurodollar Loans.

“Authorized Officer” means any of the following officers: the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Secretary or the Chief Accounting Officer or such other Person as is authorized in writing to act on behalf of the Borrower and is acceptable to the Lender. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by the Lender, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the one month Adjusted Eurodollar Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 2% per annum.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans the same Interest Period.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

“Change of Control” means (i) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect) other than a Passive Investor, of shares representing more than 20% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Borrower; (ii) the sale of all or substantially all of the assets of the Borrower, or (iii) any merger, amalgamation, or combination by the Borrower with another Person in which the Borrower is not the surviving Person.

“Charges” has the meaning provided in Section 10.18.

“Closing Date” means December 31, 2008, or such other date as shall be designated by mutual agreement of the parties.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means all of the property or assets at anytime securing or purporting to secure the Obligations and includes, without limitation, the Controlled Accounts, all property and assets held therein or credited thereto and all proceeds thereof.

“Collateral Condition” means on any date and shall be deemed to be satisfied if as of such date there is Eligible Collateral held in the Controlled Accounts with an aggregate Collateral Value of not less than the aggregate amount of the Outstanding Loan Obligation as of such date.

“Collateral Value” means, as to any Eligible Collateral on any date, (i) with respect to cash, the Market Value thereof and (ii) with respect to any other Eligible Collateral, an amount equal to 95% of the Market Value thereof.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 10.13(b).

“Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower and its consolidated subsidiaries at such time.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.07.

“Control Agreement” means, with respect to a Controlled Account, an Account Control Agreement in a form satisfactory to the Lender among the Borrower, the Lender and the relevant Securities Intermediary.

“Controlled Account” means each of (a) the Controlled Securities Account and (b) any other securities account or deposit account that is designated in writing by the Lender and the Borrower as a “Controlled Account” for purposes of this Agreement, but does not include the Customer Deposit Account.

“Customer Deposit Account” means deposit account number 982302648 located at the Lender.

“Controlled Securities Account” means a securities account (as defined in the UCC) that (i) is maintained in the name of the Borrower at an office of the Lender or one of its Affiliates located in the United States of America and (ii) is subject to a Control Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation.

“Credit Facility” means the credit facility established under this Agreement pursuant to which the Lender shall make Revolving Loans to the Borrower.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, with respect to any Loan, a rate per annum equal to two percent (2%) per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.06(a).

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Eligible Collateral” means (a) cash or (b) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition or the date pledged as Collateral.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Eurodollar Borrowing” means any Borrowing consisting of Eurodollar Loans.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Facility Fee” has the meaning provided in Section 2.08.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government.

“Indemnitees” has the meaning provided in Section 10.02.

“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or substantially all of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or substantially all of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Lender” has the meaning provided in the first paragraph of this Agreement.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Lender from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Lender is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan.

“Loan Documents” means this Agreement, the Note and the Control Agreements.

“Margin Stock” has the meaning provided in Regulation U.

“Market Value” means, with respect to any Collateral held in one or more of the Controlled Accounts as of any date, (i) with respect to cash, the amount thereof, and (ii) with respect to any other Collateral, the market value of such collateral (A) as determined by the Securities Intermediary, or (B) if the Securities Intermediary is unable to provide the Market Value with respect to any Collateral, as reasonably determined by the Lender in accordance with customary procedures of it or its Affiliates and reported in a writing delivered as soon as practicable to the Borrower; provided, however, that if the Lender is unable to make such determination, then the Market Value with respect to Collateral other than cash will be zero.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, or financial condition or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower to perform its obligations under any of the Loan Documents (other than pursuant to a force majeure event); (iii) any material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against the Borrower, of any of the Loan Documents.

“Maximum Rate” has the meaning provided in Section 10.18.

“Minimum Borrowing Amount” means with respect to any Loan, $20,000,000, with minimum increments thereafter of $5,000,000.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning provided in Section 2.04(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.07(b).

“Notice Office” means the office of the Lender at 1900 East Ninth Street, Locator 2203, Cleveland, Ohio 44114, Attention: Belinda Williams (facsimile: (216) 222-0003), or such other office as the Lender may designate in writing to the Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower to the Lender pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against the Borrower of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations

(Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Outstanding Loan Obligation” means, as of any date, the aggregate principal amount of all Loans then outstanding hereunder, together with accrued interest.

“Passive Investor” means any Person who or which has acquired stock of the Borrower in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of Borrower, as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Securities Exchange Act of 1934, as long as such Person continues to hold such stock with such investment intent.

“Payment Office” means the office of the Lender at 1900 East Ninth Street, Locator 2203, Cleveland, Ohio 44114, Attention: Belinda Williams (facsimile: (216) 222-0003), or such other office(s), as the Lender may designate to the Borrower in writing from time to time.

“Permitted Purposes” means (i) emergency liquidity purposes for working capital upon the occurrence of a material and adverse disruption in financial markets due to a force majeure type of event or (ii) for liquidity purposes in the event of a disruption in the normal cash management or treasury operations of the Borrower, or any of the systems or facilities that support such operations, whether or not as a result of an event of the type described in item (i).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Revolving Commitment” means $125,000,000 or such greater or lesser amount as shall be established in accordance with the terms of this Agreement.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, at any time, the sum of the principal amounts of all Revolving Loans made by the Lender and outstanding at such time.

“Revolving Facility Termination Date” means the earliest of (i) 364 days from the Closing Date, (ii) December 31, 2009 and (iii) the date that the Revolving Commitments have been terminated pursuant to Section 2.09 or Section 8.02.

“Revolving Loan” means any loan made by the Lender pursuant to Section 2.02.

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Intermediary” means, with respect to the Controlled Securities Account, the securities intermediary (as defined in the UCC) with respect to the Controlled Securities Account.

“Security Documents” means any Control Agreement and any document pursuant to which any Lien is granted or perfected by the Borrower to the Lender as security for any of the Obligations.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum percentage rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Lender under the Reserve Regulations.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Taxes” has the meaning provided in Section 3.03(a).

“Total Credit Facility Amount” means the Revolving Commitment. As of the Closing Date, the Total Credit Facility Amount is $125,000,000.

“Type” means any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.

“United States” and “U.S.” each means United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Lender agrees to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will the Revolving Facility Exposure exceed the Total Credit Facility Amount.

Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, the Lender agrees, on and subject to the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower, in such amounts as the Borrower may request from time to time pursuant to the Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed, at the Borrower’s discretion, in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure would exceed the Revolving Commitment or (B) the Borrower would be required to prepay Loans.

Section 2.03 Increase in Revolving Commitments. The Borrower may, by written notice to the Lender, request that the Total Credit Facility Amount be increased by an amount not to exceed $25,000,000 in the aggregate for all such increases from the Closing Date until the Revolving Facility Termination Date, provided that (i) no Default or Event of Default has occurred and is continuing at the time of such request and on the date of any such increase and (ii) after giving effect to such increase, the aggregate value of all Collateral shall be greater than or equal to 105% of the Outstanding Loan Obligation. The Borrower shall set forth in each such request the amount of the requested increase in the Total Credit Facility Amount (which amount shall be in minimum increments of at least $1,000,000 and a minimum amount of at least $5,000,000) and the date on which such increase is requested to become effective (which shall be not less than ten (10) Business Days nor more than 60 days after the date of such notice and that, in any event, must be at least ninety (90) days prior to the Revolving Facility Termination Date). Any such increase shall be made in the sole discretion of the Lender.

Section 2.04 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Lender at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 A.M. (local time at its Notice Office) at least three (3) Business Days’ prior to the date of such Borrowing, and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 2:30 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Lender in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Lender’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any Business Day; provided, however, that (i) if there are two or more Borrowings on a single Business Day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than four (4) Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.05 Evidence of Obligations.

(a) Loan Accounts. The Lender shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate, (ii) the amount of any principal due and payable or to become due and payable from the Borrower, and (iii) the other details relating to the Loans and other Obligations.

(b) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.05(a) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Lender to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(c) Note. The Borrower will execute and deliver to the Lender a Note to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by the Lender.

Section 2.06 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by the Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Eurodollar Margin.

(b) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Lender, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. In addition, if any amount (other than amounts as to which the foregoing are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Lender, such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(c) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, and (iii) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.06(b), on demand.

(d) Computations of Interest. All computations of interest on Eurodollar Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

Section 2.07 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Lender at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Lender in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Lender’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.08 Facility Fee. The Borrower agrees to pay to the Lender on the Closing Date, as consideration for the Revolving Facility, a facility fee equal to $12,500 (the “Facility Fee”).

Section 2.09 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the date that is the earlier of (i) the Revolving Facility Termination Date or (ii) the date of the occurrence of a Change of Control.

(b) Voluntary Termination of the Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Lender at its Notice Office, the Borrower shall have the right to terminate in whole the Revolving Commitment, provided that all outstanding Revolving Loans are contemporaneously prepaid in accordance with Section 2.10, provided further, that a notice of termination of the Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

Section 2.10 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subpart (c) below, at any time and from time to time. The Borrower shall give the Lender at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Lender by (y) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $5,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $1,000,000 in excess thereof, and (B) in the case of any prepayment of a Base Rate Loan, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000 in excess thereof; and

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto.

(b) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.10(a) above), in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii) Change of Control. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the date of occurrence of a Change of Control.

(iii) Loans Exceed the Total Credit Facility Amount; Collateral Condition. If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure exceeds the Total Credit Facility Amount, or (B) the Collateral Condition is not satisfied, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans in an aggregate amount at least equal to such excess.

(iv) Customer Deposit Account. If on any date the aggregate amount of cash on deposit in the Customer Deposit Account is less than the then current Outstanding Loan Obligation, then, in the case of the foregoing, the Borrower shall, on such day, prepay a principal amount of Loans, or deposit additional cash in the Customer Deposit Account, in an aggregate amount such that the aggregate amount of cash on deposit in the Customer Deposit Account is greater than or equal to the then current Outstanding Loan Obligation; provided, however, that the foregoing shall not apply to, and no prepayments or additional deposits shall be required with respect to, any amount used by the Borrower from the Customer Deposit Account for Permitted Purposes.

(c) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Eurodollar Loans outstanding pursuant to such Borrowing shall be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Lender shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(d) Breakage and Other Compensation. Any prepayment made pursuant to this Section shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.11 Method and Place of Payment.

(a) Generally. All payments made by the Borrower hereunder under the Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Lender on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

(c) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs, Illegality, etc.

(a) In the event that the Lender shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan or do not fairly reflect the cost of funds of the Lender associated with making or maintaining Eurodollar Loans; or

(ii) at any time that the Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that the Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of the Lender in any such market; or

(iii) at any time that the making or continuance of any Eurodollar Loan has become unlawful by compliance by the Lender in good faith with any change since the Closing Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which the Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, the Lender shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower of such determination. Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Lender notifies the Borrower that the circumstances giving rise to such notice by the Lender no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to the Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Lender shall determine) as shall be required to compensate the Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to the Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by the Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) or, at the option of Borrower, such Loan shall be converted to a Base Rate Loan as provided in Section 3.01(b) below and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Lender telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Lender, require the Lender to Convert each such Eurodollar Loan into a Base Rate Loan.

(c) If the Lender shall have determined that after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by the Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by the Lender to be material to the rate of return on the Lender’s or its parent corporation’s capital or assets as a consequence of the Lender’s commitments or obligations hereunder with respect to any outstanding Loans to a level below that which the Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its parent corporation for such reduction. The Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Lender shall not be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 for any amounts incurred or accruing more than 30 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Section, and (ii) the Lender shall not demand compensation for any reduction referred to in Section 3.01(c) if it shall not at the time be the general policy or practice of the Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 3.02 Breakage Compensation. The Borrower shall compensate the Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund the Eurodollar Loans) which the Lender may sustain in connection with any of the following: (i) if, by reason of any Default or withdrawal of a Notice of Borrowing or a Notice of Continuation or Conversion on the part of the Borrower, a Borrowing of Eurodollar Loans does not occur on a date specified therefor in such Notice; (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of the Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement. The written request of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 3.03 Net Payments.

(a) All payments made by the Borrower hereunder, under the Note or any other Loan Document, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 3.03(a), any tax imposed on or measured by the net income, net profits or capital of the Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which the Lender is organized or the jurisdiction in which the principal office of the Lender, as applicable, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges which are not caused by any act or omission of the Lender (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). The Borrower will indemnify and hold harmless the Lender, or reimburse the Lender, upon its written request, for the amount of any Taxes imposed on and paid by the Lender with respect to such payments. The Borrower will furnish to the Lender within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the respective Lender, evidencing such payment by the Borrower.

(b) If the Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to this Section 3.03, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses, to the Borrower; provided, however, that the Borrower agrees to promptly return any such refund (plus interest) to the Lender in the event the Lender is required to repay such refund to the relevant taxing authority. The Lender shall provide the Borrower with a copy of any such notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. The Lender shall apply for any such refund upon the reasonable request and at the expense of the Borrower.

Section 3.04 Change of Lending Office.

(a) The Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a)(ii) or (iii), 3.01(c) or 3.03 requiring the payment of additional amounts to the Lender, the Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another Payment Office for any Loans or Revolving Commitments affected by such event; provided, however, that such designation is made on such terms that the Lender suffers no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) Nothing in this Section 3.04 shall affect or postpone any of the obligations of the Borrower or the right of the Lender provided in Sections 3.01 or 3.03.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lender to make Loans is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i) 364-day Secured Liquidity Credit Facility Agreement. This Agreement shall have been executed by the Borrower and the Lender.

(ii) Note. The Borrower shall have executed and delivered to the Lender the Note.

(iii) Fees. The Borrower shall have paid or caused to be paid the Facility Fee.

(iv) Corporate Resolutions and Approvals. The Lender shall have received certified copies of the resolutions of the Board of Directors of the Borrower, or a Committee thereof, approving or ratifying the transactions provided for herein and in the other Loan Documents and authorizing the Borrower to fulfill all of its obligations hereunder and under the other Loan Documents, and documents evidencing all other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower of the Loan Documents.

(v) Incumbency Certificates. The Lender shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and any other documents to which the Borrower is a party that may be executed and delivered in connection herewith.

(vi) Opinions of Counsel. The Lender shall have received such opinions of counsel from counsel to the Borrower as the Lender shall reasonably request, which shall be addressed to the Lender and dated the Closing Date and in form and substance satisfactory to the Lender.

(vii) Corporate Charter and Good Standing Certificates. The Lender shall have received: (A) an original certified copy of the Articles of Incorporation of the Borrower and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting the Borrower and certifying as to the good standing of the Borrower; and (C) original certificates of good standing from each other jurisdiction in which the Borrower is authorized or qualified to do business.

(viii) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Lender and its special counsel, in their reasonable discretion, and the Lender shall have received all such counterpart originals or certified or other copies of such documents as the Lender or its special counsel may reasonably request.

(ix) Controlled Securities Account and Customer Deposit Account. The Borrower shall (a) have established the Controlled Securities Account and shall have delivered to the Lender a fully executed Control Agreement with respect there to, and (ii) have deposited funds in the Customer Deposit Account greater than or equal to the Revolving Commitment and such deposited funds shall not accrue interest and shall be covered by the FDIC Temporary Liquidity Guarantee program with regards to non-interest bearing transaction accounts.

(x) Miscellaneous. The Borrower shall have provided to the Lender such other items and shall have satisfied such other conditions as may be reasonably required by the Lender.

Section 4.02 Conditions Precedent to All Credit Events. The obligation of the Lender to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Collateral. After giving effect to such Credit Event, the Collateral Condition shall be satisfied.

(b) Notice. The Lender shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.04(b) with respect to any Borrowing (other than a Continuation or Conversion), or (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.07(b) with respect to a Continuation or Conversion.

(c) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Borrower contained herein (other than such representations and warranties provided in Section 5.05 and Section 5.09) or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

(d) Customer Deposit Account. The aggregate amount of cash on deposit in the Customer Deposit Account shall be greater than or equal to the Total Credit Facility Amount except with respect to any amounts used by the Borrower from the Customer Deposit Account for Permitted Purposes.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Lender that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to, and agreements with, the Lender, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Corporate Status. The Borrower (i) is a duly organized and validly existing corporation, in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect.

Section 5.02 Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents. The Borrower has duly executed and delivered each Loan Document and each Loan Document constitutes the legal, valid and binding agreement and obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 No Violation. Neither the execution, delivery and performance by the Borrower of the Loan Documents nor compliance by the Borrower with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to the Borrower or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of the Borrower pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which the Borrower is a party or by which it or any of its property or assets are bound or to which it may be subject which breach or default could reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the Organizational Documents of the Borrower.

Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any

Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by the Borrower of any Loan Document or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower (i) that have had, or are reasonably be expected by Borrower to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by the Borrower pursuant to any of the Loan Documents.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Loans shall be utilized solely for Permitted Purposes.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Financial Statements. The Borrower has furnished to the Lender complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2007 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year of the Borrower then ended, accompanied by the report thereon of PricewaterhouseCoopers LLP; and (ii) the consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and the related condensed consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for each of the fiscal periods then ended. All such financial statements have been prepared, in all material respects, in accordance with GAAP, consistently applied (except as stated therein), and fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrower and its Subsidiaries.

Section 5.08 Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Lender under the Loan Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.09 Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith (excluding any returns which, if not filed, and any taxes which, if not paid, would not have a Material Adverse Effect). The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP (excluding any taxes which, if not paid, would not have a Material Adverse Effect). Neither the Borrower nor any of its Subsidiaries knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Investment Company Act, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, or any applicable state public utility law.

Section 5.11 Security Interests. Once executed and delivered, this Agreement and each of the Security Documents creates, as security for the Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence (if any), perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Lender, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Liens created pursuant to this Agreement and the Security Documents. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings (if any) required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

Section 5.12 True and Complete Disclosure. To the best of the Borrower’s knowledge, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not materially incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such information consisting of financial projections prepared by the Borrower or any of its Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lender that such projections as to future events and other forward-looking information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Revolving Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

Section 6.01 Reporting Requirements. The Borrower will furnish to the Lender:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the report with respect to the audited consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower and satisfactory to the Lender (it being understood that PricewaterhouseCoopers LLP is satisfactory to the Lender), which report shall (i) state that such accountants audited the consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit D, signed by the Chief Executive Officer, the President, the Secretary, Chief Accounting Officer or the Chief Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower has taken or proposes to take with respect thereto.

(d) Notices. Promptly, and in any event within three Business Days, after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of the occurrence of any event that constitutes a

Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

(e) Other Information. Within 10 days after a request therefor, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as the Lender may reasonably request from time to time.

Notwithstanding anything in this Section to the contrary, the filing by the Borrower with the SEC on Form 10-K or 10-Q (or any successor forms) shall satisfy the requirements of Section 6.01(a) and (b) above, respectively.

Section 6.02 Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries (except for such taxes, assessments, charges, levies or claims which, if not paid, would not have a Material Adverse Effect); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 6.03 Corporate Franchises. The Borrower will do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority.

Section 6.04 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Revolving Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

Section 7.01 Sale of Collateral. The Borrower will not sell or otherwise dispose of any Collateral; provided, that the Borrower shall be permitted to substitute or replace Eligible Collateral with other Eligible Collateral.

Section 7.02 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, other than the Liens created pursuant to this Agreement and the Security Documents.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for three (3) or more Business Days after the Borrower has received written notice thereof, in the payment when due of any interest on the Loans, any fees or any other Obligations; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of the Borrower obtaining notice of such default or (ii) the Borrower receiving written notice of such default from the Lender; or

(d) Judgments: (i) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $250,000,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $250,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(e) Insolvency Event: any Insolvency Event shall occur with respect to the Borrower or any material Subsidiary of the Borrower.

Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Lender may take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower in any manner permitted under applicable law:

(a) declare the Revolving Commitments terminated, whereupon the Revolving Commitment of the Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or

(c) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(e) shall occur, the result that would occur upon the giving of written notice by the Lender as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Lender;

(ii) second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

(iii) third, to the payment of that portion of the Obligations constituting unpaid principal of the Loans;

(iv) fourth, to the payment of all other Obligations of the Borrower owing under or in respect of the Loan Documents that are then due and payable to the Lender; and

(v) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

SECURITY INTEREST

Section 9.01 Grant of Security Interest. As security for the prompt and complete payment and performance when due of all of the Obligations, the Borrower does hereby pledge, sell, assign and transfer unto the Lender, and does hereby grant to the Lender a continuing security interest in all of the right, title and interest of the Borrower in, to and under all the Collateral. Notwithstanding anything to the contrary provided herein or in any of the other Loan Documents, (a) the Borrower shall have the right to withdraw Collateral at any time and from time to time, provided that the Collateral Condition remains satisfied after such withdrawal, and (b) unless a Default has occurred and is continuing hereunder, all interest, dividends and other distributions paid or declared with respect to the Collateral shall be paid to and may be retained by the Borrower.

Section 9.02 Absence of Other Liens.

(a) The Borrower represents and warrants to the Lender that there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind of the Borrower in the Collateral.

(b) The Borrower represents and warrants to the Lender that the Borrower is, and as to any Collateral acquired by it from time to time after the date hereof the Borrower will be, the owner of all of its Collateral free and clear of any Lien (other than Liens created pursuant to this Agreement and the Security Documents), and the security interest of the Lender in the Collateral is and will be superior and prior to any other security interest or other Lien.

Section 9.03 Title and Authority. The Borrower represents and warrants to the Lender that the Borrower has (i) good, valid and unassailable title to all of the Collateral, and (ii) full power and authority to grant to the Lender the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement and the Security Documents, without the consent or approval of any other Person other than any consent or approval that has been obtained.

Section 9.04 Validity of Security Interest. The Borrower represents and warrants to the Lender that the security interest of the Borrower constitutes a legal, valid and enforceable first priority security interest in all of the Collateral, securing the payment and performance of the Obligations.

Section 9.05 Perfection of Security Interest under UCC.

(a) The Borrower represents and warrants to the Lender that all notifications and other actions necessary to create, preserve, protect and perfect the security interest granted by the Borrower to the Lender, hereby in respect of the Collateral, have been given, made, obtained, done and accomplished.

(b) The Borrower represents and warrants to the Lender that after giving effect to all such actions, the security interest granted by the Borrower to the Lender pursuant to this Agreement in and to the Collateral will be perfected to the maximum extent a security interest in the Collateral can be perfected under the UCC of any applicable jurisdiction.

Section 9.06 Further Assurances. The Borrower will, at its expense, make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by this Agreement and the Security Documents as the Lender may reasonably require.

Section 9.07 Remedies.

(a) The Borrower agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Lender, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may exercise any or all of the following rights (all of which the Borrower hereby agrees is commercially reasonable to the fullest extent permitted under applicable law now or hereafter in effect):

(i) withdraw any or all monies, securities and/or instruments in any Controlled Account for application to the Obligations in accordance with Section 8.03 hereof;

(ii) pay and discharge taxes, Liens or claims on or against any of the Collateral;

(iii) pay, perform or satisfy, or cause to be paid, performed or satisfied, for the benefit of the Borrower, any of the obligations, terms, covenants, provisions or conditions to be paid, observed, performed or satisfied by the Borrower under any contract, agreement or instrument relating to the Collateral, all in accordance with the terms, covenants, provisions and conditions thereof, as and to the extent that the Borrower fails or refuses to perform or satisfy the same; and

(iv) enter into any extension of, or any other agreement in any way relating to, any of the Collateral.

(b) Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Lender shall be in addition to every other right, power and remedy specifically given under this Agreement or the other Loan Documents or now or hereafter existing at law or in equity, or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lender in the exercise of any such right, power or remedy, or partial or single exercise thereof, and no renewal or extension of any of the Obligations, shall impair or constitute a waiver of any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on the Borrower in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Lender to any other or further action in any circumstances without notice or demand. In the event that the Lender shall bring any suit to enforce any of its rights under this Article IX and shall be entitled to judgment, then in such suit the Lender may recover reasonable, actual expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Payment of Expenses etc. The Borrower agrees to pay (or reimburse the Lender or its Affiliates, as the case may be) (i) all costs and expenses of the Lender and its Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein upon the occurrence and during the continuance of an Event of Default, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Lender (including, without limitation, allocated costs of internal counsel); and (ii) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

Section 10.02 Indemnification. The Borrower agrees to indemnify the Lender and its respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, including, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 10.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lender (including, without limitation, by branches, agencies and Affiliates of the Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Lender agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.04 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, to it at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, Attention: Thomas A. King (Telecopier No. (440) 395-2300); and

(ii) if to the Lender, to it at the Notice Office.

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to the Lender hereunder and required to be delivered pursuant to Section 6.01(a), (b), and (c) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Lender. The Lender and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 10.04(a).

Section 10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that neither of the parties hereto may assign or transfer any of its rights or obligations hereunder, or with respect to any Loan, without the prior written consent of the other party.

Section 10.06 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the Court of Common Pleas of Cuyahoga County, Ohio, or of the United States for the Northern District of Ohio, and, by execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 10.04, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of either party hereto to serve process in any other manner permitted by law.

(b) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 10.06(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 10.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

Section 10.08 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 10.09 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.10 Amendment or Waiver. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Lender.

Section 10.11 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.01(d)) or Section 10.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 10.12 Domicile of Loans. The Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of the Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.04) to the extent not otherwise applicable to the Lender prior to such transfer.

Section 10.13 Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a “need to know” with respect to the negotiation, execution, performance or enforcement of this Agreement or any of the other Loan Documents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any hedge agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (7) with the consent of the Borrower, or (8) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or its Subsidiaries and not otherwise in violation of this Section.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower.

(c) The Borrower hereby agrees that the failure of the Lender to comply with the provisions of this Section shall not relieve the Borrower of any of its obligations under this Agreement or any of the other Loan Documents.

Section 10.14 Lender Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Lender, on the other hand, is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 10.15 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Note and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Note, any disposition thereof by the holder thereof, and any investigation made by the Lender. All statements contained in any certificate or other document delivered to the Lender by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Lender.

Section 10.16 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 10.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

Section 10.19 USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett
Name: Title:	Charles E. Jarrett Secretary

NATIONAL CITY BANK, as the Lender

By:	/s/ William R. McDonnell
Name: Title:	William R. McDonnell Senior Vice President